Radius Explorations Ltd.
News Release 2002-15
December 17, 2002

                   Holly Project Drill Results

Radius Explorations Ltd. is pleased to announce results from the drill program conducted on its 100% owned Holly Gold Prospect located in Eastern Guatemala.

The Holly Property is host to a low sulphidation epithermal gold system. The structurally controlled gold mineralization is hosted by volcanosediments and lagoonal calcareous mudstones on the north side of a rhyolite dome.

Highlights of the first phase of drilling include:

HDD-4 intersected 6 metres assaying 43.56 g/t gold and 1,617 g/t silver within a broader interval of 21 metres that assayed 13.74 g/t gold and 544 g/t silver. The Trail Zone is hosted by brecciated and veined calcareous mudstones with an associated geophysical resistivity anomaly indicating potential for continuity to the north, south and at depth.

HDD-5 intersected 10.60 metres assaying 7.95 g/t gold and 263.4 g/t silver. Within this is a high grade interval of 3.6 metres assaying 22.0 g/t gold and 697 g/t silver. This hole tested the depth extension of high grade gold values found in the volcanosediments at the Holly Ridge Zone.

HDD-1 intersected 14.20 metres assaying 4.14 g/t gold and 150 g/t silver at the Trench Ridge Zone. Hole HDD-7 tested the same zone
35 metres vertically below hole HDD-1 and confirmed the down-dip extension of this mineralized system.

HDD-4, 5 and 1 are collared on three distinct gold-silver mineralized zones. The severn hole drill program was designed to test six separate mineralized trends within a broader 1 km. x 1 km. anomalous area. All holes were drilled at -45degrees and the geometry of the veins and breccia zones indicates that true thickness of the structures are probably 75 to 90% of the reported intersections.

All holes were surveyed and gold and silver analysis was done by Fire Assay/AAS (FA/gravimetric for results greater than 1g/t Au and 200ppm Ag) by Rocky Mountain Geochemical, Reno, Nevada. A programme of check sampling is underway.

In total seven holes were drilled in the program. Results are summarized in the following table:

________________________________________________________________

Drill Hole Information
________________________________________________________________
Drill       Collar         Location         Dip/           Final
Hole        UTM North      UTM East         Bearing        Depth
No.                                                         (m)
================================================================
HDD-1       1626613        217018           -45/243         90.5
HDD-2       1626460        217995           -45/245        267.6
HDD-3       1626593        217740           -45/030        112.6
HDD-4       1626466        217493           -45/053        133.6
HDD-5       1626745        217633           -45/270         61.5
HDD-6       1626690        217202           -45/250        166.5
HDD-7       1626642        217066           -45/243        145.5
________________________________________________________________

Mineralized Intersection
________________________________________________________________
Drill  From   To     Length   Gold    Silver  Description
Hole   (m)    (m)    (m)      Au g/t  Ag g/t
No.
================================================================
HDD-1  34.8   49.0   14.2     4.14    150.0   veins in volcano-
                                              sedimentary units
HDD-2  geophysical target - no significant results
HDD-3  drilled below mineralized float - no significant results
HDD-4  39.1   60.1   21.0    13.74    544.0   brecciated&veined
incl.  54.1   60.1    6.0    43.56   1617.0   silicified
                                              calcareous
                                              mudstone
HDD-5  19.1   29.7   10.6     7.95    263.4   structurally-
incl.  19.1   22.7    3.6    22.00    697.0   controlled quartz
                                              veins in volcano-
                                              sedimentary units
HDD-6  intersected broad quartz-veined zone with low gold and silver values
HDD-7  88.5   97.5    9.0     1.84     45.1   quartz veins in
                                              silicified
                                              conglomerate
________________________________________________________________

The Holly Property is located at the intersection of the regional-scale, E-W trending Jocotan Fault Zone and the extensional N-S-trending Ipala Graben. Veins at the Trench Ridge Zone and Holly Ridge Zone extend to the south of the Jocotan Fault into the calcareous mudstone basin (Trail Zone). Strong silicification in the mudstone unit is associated with significant brecciation and veining and presents a compelling exploration target.

Untested gold-silver mineralization is also found in Paleozoic phyllite and quartzite units to the north of the Jocotan Fault Zone. Surface sampling at the Karen Zone, located in this area returned samples up to 112.4 g/t gold and 5,600 g/t silver 200m to the north of and on strike with the Holly Ridge (HDD-5) zone.

These are excellent results and plans for further drill testing of the Holly Property are underway. The next phase of exploration program will continue to test the down-dip and along strike portions of the mineralization, explore the resistivity anomalies, and pay special attention to the extent and significance of the silicified and mineralized mudstone unit.

Similar gold/silver mineralization is found at Radius's 100% owned Banderas Property located eight kilometres SE of the Holly
Property on the NW corner of the same Tertiary rhyolite dome field.

The legal situation created by the failure of a joint venture on the Holly Property first announced August 8th, 2002 and further mentioned in release 2002-11 on October 15th is resolved and the Company owns 100% of this property free and clear of any encumbrances.

For further information on the Company and its projects, please call toll free at 1-888-627-9378 or visit our web site at www.radiusgold.com.

ON BEHALF OF THE BOARD

"signed"
Simon T. Ridgway, President

Symbol:  TSXV-RDU
Shares Issued:  17.9 million

     The TSX Venture Exchange has not reviewed and does not take responsibility for the adequacy or accuracy of this release.